FORM OF

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of [_______], between

Fidelity SelectCo, LLC

and

FMR Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp) 0.5 x (individual fund fee rate + group fee rate)
Fidelity Select Portfolios	Fidelity Flex Real Estate Fund	Equity	[______]	0.5 x (30 bp + group fee rate)

Agreed and Accepted as of [_______]

[SIGNATURE LINES OMITTED]